Exhibit 99.1

News Release

Graham Corporation ◆ 20 Florence Avenue ◆ Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Announces Changes to Board of Directors

•	Nominates Cari L. Jaroslawsky and Troy A. Stoner to the Board

•	James J. Malvaso and Gerard T. Mazurkiewicz announce retirements

•	Jonathan W. Painter appointed Board Chair

BATAVIA, NY, March 24, 2022 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the defense/space, energy/new energy and chemical/petrochemical industries, today announced the appointments to its Board of Directors of Cari L. Jaroslawsky, Senior Vice President and General Manager of Eaton Mission Systems, a division of Eaton Corporation plc (NYSE: ETN), and Troy A. Stoner, Chief Executive Officer of Argon ST, a subsidiary of The Boeing Company (NYSE: BA). The Company also announced the voluntary retirements of James J. Malvaso, Chair of the Board, and Gerard T. Mazurkiewicz, independent director and Chair of the Audit Committee. Following Mr. Malvaso’s and Mr. Mazurkiewicz’s retirements, the Board has elected Jonathan W. Painter to succeed as Chair, Lisa Schnorr as Chair of the Audit Committee and James Barber as Chair of the Compensation Committee. Alan Fortier will continue to serve as Chair of the Nominating and Governance Committee.

Mr. Painter, Chair of the Board, commented, “With the acquisition of Barber-Nichols last summer, we expanded our experience requirements to include deeper defense industry knowledge within our mix. After an extensive search, we were fortunate to find two highly qualified candidates to address this need in Cari and Troy. Cari’s strong operational and finance experience in the defense industry for most of her career, combined with her solid track record of driving profitability, make her an ideal addition to our Board. Troy’s in-depth knowledge of the U.S. Navy, his leadership and operational experience as well as his extensive expertise in military defense systems and U.S. Navy planning and procurement processes, bring measurable value as a director. We expect both Cari and Troy to prove to be important additions to the Board and we look forward to their contributions for the future of Graham.”

Ms. Jaroslawsky brings over 25 years’ experience as an aerospace engineering executive and finance expert. Currently, as Senior Vice President and General Manager for Eaton Mission Systems, she has financial and operational responsibility for six integrated product teams that supply critical control solutions for environmental and actuation systems, serving both US and foreign markets. She has also served as a divisional capability lead driving commercial strategy for a portfolio of actuation products primarily for defense markets. Previously, she served as Chief Financial Officer for Servotronics, Inc. She began her career as an auditor at PricewaterhouseCoopers. Ms. Jaroslawsky earned her B.S. in accounting at the State University of New York at Oswego and is a certified public accountant.

Mr. Stoner brings over 35 years of experience in strategic planning, risk management, cybersecurity, leadership development, and engineering in the defense industry having retired from the U.S. Navy after 30 years of service. Since his retirement from active duty, he joined The Boeing Company and quickly advanced through a variety of strategic positions to the role of CEO of Argon ST, a specialist

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Graham Corporation Announces Changes to Board of Directors

March 24, 2022

in systems engineering and manufacturer of a variety of communications and intelligence technologies for surface ships, submarines and aircraft. A graduate of the U.S. Naval Academy, he holds a B.S. in Engineering and M.S. in Mechanical Engineering from the Naval Postgraduate School. He also is a graduate of the National Defense University and U.S. Naval War College.

Mr. Painter noted, “I also want to thank Jim and Jerry for their many years of dedicated service to the Company. In his years as Chair, Jim provided visionary leadership and steady guidance which were instrumental in driving Graham’s diversification strategy, and he has been the voice of advancement and change over his nearly 20 years of service to the Company. Jerry has also been an invaluable member of the Board in his 15 years of service and was a quintessential voice in driving accountability and critical thinking. We are grateful to both for their extraordinary contributions to Graham.”

He concluded, “These are exciting times at Graham as we continue the transition from primarily an energy business into a more diversified defense industry company. We are adding the critical talent and experience to our leadership team and at the Board level to advance this change. I am confident in the team’s ability to deliver growth and value as it continues to execute to our plans.”

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the defense/space, energy/new energy and chemical/petrochemical industries. The Graham and Barber-Nichols’ global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenics, and turbomachinery technologies, as well as the Company’s responsive and flexible service and unsurpassed quality.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “anticipates,” “indicates”, “believes,” “will,” “can,” “possible,” “opportunities,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, the evolution and future of the Company and its management, the Company’s opportunities, the Company’s ability to deliver growth and value to its shareholders, and its operating strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors,” its quarterly reports on Form 10-Q, and other filings it makes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

Phone: (716) 843-3908

dpawlowski@keiadvisors.com

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